Exhibit 8.1

Sinclair Broadcast Group, Inc.

110706 Beaver Dam Road

Hunt Valley, Maryland 21030

(410) 568-1500

Re:               Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special tax counsel for Sinclair Television Group Inc., a Maryland corporation (the “Company”), in connection with the filing on the date hereof of the registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”), including the prospectus (the “Prospectus”), relating to the registration for resale of the Company’s 5.625% Senior Notes due 2024 (the “Notes”). The Notes were issued pursuant to an Indenture between the Company and U.S. Bank, National Association, as trustee (the “Trustee”) (the “Indenture”) as of July 23, 2014.

We have reviewed the Registration Statement, including the Prospectus, and the Indenture. We have also reviewed such other agreements, documents, records, certificates and materials and have satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons. In addition, we have assumed that the Notes were issued, and all relevant transactions occurred or will occur, in accordance with the Registration Statement, including the Prospectus, and the Indenture.

On the basis of the assumptions and subject to the qualifications and limitations referred to or set forth herein and therein, the statements of law and legal conclusions in the Prospectus under the caption “Certain United States Federal Income Tax Considerations” constitute the opinion of Pillsbury Winthrop Shaw Pittman LLP as to the material U.S. federal income tax consequences of an investment in the Notes.

This opinion letter is limited to the U.S. federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, in this opinion letter any other tax consequences regarding the transaction referred to above or any other transaction. This opinion letter is rendered as of the date hereof and is based on the current provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued or proposed thereunder, revenue rulings, revenue procedures and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any change could apply retroactively and modify the legal conclusions upon which our opinions are based. We do not undertake, and we hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, that may be brought to our attention at a later date.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the ·use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP